Exhibit 99.1

Genesys Industries (“Genesys Industries” or the “Company”), an integrated manufacturer of precision products, assemblies, and components for leading industrial companies, announced today its results for the quarter ended September 30, 2019. As discussed below, the Company’s financial results from operations reflect highlighted key points as compared to the respective prior periods.

Highlights from Operations for the quarter ended September 30, 2019.

•	For the three months ended September 30, 2019, we earned revenue of $140,951 compared to $185,241 for the three months ended September 30, 2018; a decrease of $44,290 or 24%. During the current period we ceased doing business with one of our former customers due to them becoming a credit risk.
•	Gross Margins were 66% for all products and services for the three months ended September 30, 2019. Gross Profit was $ 47,473 or 34%. Cost of revenue in the current period consists of $29,297 of direct materials, $42,001 of direct labor and $22,180 of manufacturing overhead.
•	Net cash used in investing activities for the three months ended September 30, 2019 and 2018 was $121,762 and $0, respectively, for the purchase of property and equipment.
•	Net cash received from financing activities for the three months ended September 30, 2019 was $56,331 compared to $16,639 used by financing activities in the prior year.
•	Total Assets recorded at September 30, 2019 were at $ 726,348, a considerable change compared to the prior period. Accumulated deficit was reduced and now stands at only $23,101 at September 30, 2019.
•	EBITDA was $36,196 for the quarter ended September 30, 2019.

President’s Commentary

“Our results for the quarter ending September 30, 2019 were slightly impacted as we made a difficult decision to cease doing business with a major customer after they became a high credit risk.  This customer filed for reorg with massive layoffs. We have since gained several new customers. We are also excited to announce that the company had purchased new equipment and made considerable fixed asset purchases in the quarter ended September 30, 2019.  Production activities have commenced out of this new facility and expect to bring a positive impact in the next two quarters.”

Adjusted EBITDA

The Company uses Adjusted EBITDA in its discussions, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices, which are not currently ascertainable.

The Company’s Non-GAAP presentation for the three months ended September 30, 2019 is as follows:

Revenue	$140,951
Operating income	$17,227
Net income	$7,481

Depreciation expense	$14,034
Interest expense	6,944
Stock compensation expense	4,935
Income Tax Provision	$2,802
EBITDA	$36,196

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, Sales Revenue Guidance, Non-GAAP assets, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in customer funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.